Exhibit 99.1

Sino Agro Food, Inc. Reports 2019 Q3 Results

Revenue of USD 37.4 M; EPS of USD 0.16

November 19, 2019

GUANGZHOU, China-- Sino Agro Food, Inc. (OTCQX: SIAF | OSE: SIAF-ME), a company focused on high protein food including seafood and cattle announces results for the quarter ending September 30, 2019.

Financials

Revenue from the sale of goods increased USD 5.2 M, or 16%, to USD 37.4 M for the quarter ended September 30, 2019 when compared to the third quarter of 2018.

All business segments of Sino Agro Food, Inc. (the “Company” or “SIAF”) recorded gross profits in the third quarter totaling USD 6.3 M, a small increase over 6.2 M in Q3 2018. There was no activity during the quarter in consulting and project development. Consequently, gross profits of USD 6.3M from the sale of goods alone increased 22% from Q3 2018. Net income totaled USD 8.7 M resulting in fully diluted earnings of USD .16 per share, an increase of 78 % compared to USD .09 in Q3 2018.

Key Points

•	Results in Q3 2019 reflected a previously communicated reprioritizing of businesses, aligned with profit potential and market conditions, and governed by capital allocation needs. Principally, emphasis and growth is evident in SIAF’s equity investee, Tri-Way Industries and within the cattle farms business unit (MEIJI). These accounted for the vast majority of net income, while all other business units were stable or being downsized.

•	As indicated in previous quarters, the cattle business at SJAP is being downsized. Also, capital expenditure from Tri-Way, which generates project development revenue (Capital Award), is being deferred because the best use of discretionary funds is working capital to grow Tri-Way’s sale of goods. This quarter, the Company leased its entire HU plantation acreage, suspending any capital development investment.

•	Income from SIAF’s equity investee Tri-Way Industries totaled USD 5.6 M, a 56% increase over the previous quarter, Q2 2019, and an increase of 211% from Q3 2018 (USD 1.8 M).

•	Income from SIAF’s equity investee Tri-Way Industries has increased in sequential quarters from Q4 2018 through Q3 2019, respectively as follows: USD 1.8M, USD 2.4M, USD 3.6 M, USD 5.6M.

•	As of September 30, 2019 there were 49.97 M common shares issued and outstanding, unchanged from the previous quarter’s end and throughout 2019.

•	As of September 30, 2019 the Company had net working capital of USD 160.2 M, an increase of USD 1.0 M USD over the previous quarter.

•	As of September 30, 2019 stockholders’ equity was USD 631.4 M.

Third Quarter Yearly Comparisons

(USD M, except per share and margin data)	Q3 2019	Q3 2018%
Revenue from the sale of goods	37.4	32.5	16%
Gross Profit	6.3	6.2	2%
Earnings Per Diluted Share (FD) (USD)	.16	.09	78%

The following table breaks out revenue by business segment, comparing Q3 2019 to Q3 2018:

	Q3 2019	Q3 2018%
Integrated Cattle Farm (SJAP)	3.5	3.5	(2) %
Organic Fertilizer (HSA)	2.1	2.4	(11) %
Cattle Farms (MEIJI)	13.4	8.0	67%
Plantation (JHST)	.8	1.0	(19) %
Seafood & Meat Trading	17.6	17.3	2%

Sale of Goods Total	37.5	32.5	16%

Project Development Total	N/A	6.5	N/A
Group total	38.6	39.0	(1) %

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The following table breaks out gross profit by business segment, comparing the Q3 2019 to Q3 2018:

Gross Profit (USD M)	Q3 2019	Q3 2018%
Integrated Cattle Farm (SJAP)	1.0	1.2	(18) %
Organic Fertilizer (HSA)	.7	.9	(11) %
Cattle Farms (MEIJI)	2.5	1.3	82%
Plantation (JHST)	.18	.17	6%
Seafood & Meat Trading	2.0	1.6	23%

Sale of Goods Total	6.3	5.2	29%

Project Development Total	N/A	1.0	N/A
Group Total	6.3	6.2	2%

Integrated Cattle (SJAP)

The Company continues to measure emphasis on its Integrated Cattle Farm business segment (SJAP) against market conditions with the goal of maintaining self-sufficiency at smaller size, but without any capital requirements until such time as (or if) macroeconomics improve for the beef industry in China. Live cattle prices did not change much in the quarter.

Consequently, sales of live cattle declined by approximately USD .5 M or 33% versus Q3 2018. However, demand for livestock feed and fertilizer generated a revenue increase of almost USD .5 M in Q3 2019 versus Q3 2018.

Overall, SJAP performed as expected, with gross profits of USD 1.0 M in Q3 2019, versus USD 1.2 M in Q3 2018.

Organic Fertilizer (HSA)

Revenue in Q3 2019 at HSA decreased by USD .27 M, or 11%, from USD 2.49 M in Q3 2018 to USD 2.12 M in Q3 2019. Gross profits decreased by USD .14 M or 16% from USD .89 M in Q3 2018 to USD .72 M in Q3 2019. Gross margins were 34%.

Cattle Farms (MEIJI)

Revenue increased by USD 5.4 M, or 67%, from USD 8.0 M in Q3 2018 to USD 13.4 M in Q3 2019. Gross profit increased USD 1.1 M, or 82%, from USD 1.4 M in Q3 2018 to USD 2.5M in Q3 2019. During the quarter, local demand for “Asian Yellow Cattle” was strong while market prices remained stable.

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More head of cattle were sold in the quarter, including 357 head kept in quarantine during Q2 2019.

Plantation (JHST)

Revenue at JHST decreased by USD .18 M, or 19% from USD .99 M in Q3 2018 to USD .80 M in Q3 2019. The decrease was primarily due to a lower harvest of fresh vegetables. Gross profits totaled USD .18 M in Q3 2019, an increase of 5% over Q2 2018.

Because of the need for significant capital funding to redevelop the plantation into a more significant operation – one that would further SIAF’s corporate goals – in mid- September JHST management entered into a lease with a third party for the whole property.

Seafood and Meat Trading (Corporate)

Revenue from Seafood and Meat Trading increased USD .35 M, or 2%, from USD 17.3 M in Q3 2018 to USD 17.6 M in Q3 2019. Gross profit increased USD .37 M, or 23%, from USD 1.6 M in Q3 2018 to USD 2.0 M in Q3 2019. Increased volume of beef trading was offset by decreased fish volume, year over year. Overall, the trading business has remained consistent quarter to quarter. The Company is working to grow sales of frozen food products to add incremental revenue starting in Q4 2019.

Engineering Technology, Consulting and Services -- Project Development (CA)

Project development business at Capital Award was entirely curtailed in the third quarter. Under current conditions, working capital at T-W is better deployed to generate continuing revenue from the sale of goods. T-W did generate its best quarterly contribution to SIAF’s net income, accounting for approximately USD .11 of SIAF’s USD earnings per share of USD .16. SIAF expects T-W to maintain the same capital expense priorities.

CEO Commentary

Solomon Lee, Chief Executive Officer of Sino Agro Food, commented, “We are seeing positive results from our strategy to reprioritize our businesses according to profit potential, guided by prudent capital investment. This is most evident in Tri-Way’s progressively growing sales and profit contribution. SIAF’s commitment to realizing TW’s growth potential remains core to our strategy.

“We have aimed to ensure a baseline scenario in which all our business sectors are first self sufficient and then positioned for gradual organic growth. By limiting capital expenditures, SJAP and the Corporate business sectors have met our baseline goal. Market conditions for HSA and MEIJI products -- organic mixed fertilizer and yellow Asian cattle -- are more favorable. Consequently, each is slowly demonstrating growth beyond the baseline scenario.

At this time JHST does not exhibit any likelihood of growth potential without unjustifiable capital investment; hence, the decision to lease the land and concentrate on the businesses more likely to grow, primarily Tri-Way’s aquafarm and trading businesses.

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“Overall, quarterly earnings per share this year have been USD .01 in the first quarter, USD .13 in the second, and USD .16 in the third. So, we are happy to report this 2019 validation of reprioritizing, believing it positions us for further favorable bottom line results in 2020, particularly if we succeed in efforts designed to provide upside to organic growth.

“For instance, during the quarter CA worked on cooperative plans for an Indian fishery development project with a number of potential third party joint venture partners. The development would initially aim at the “value added processing” of frozen raw Mexican White shrimps to be supplied from India to China. It is too early to report anything substantive.”

FY Q3 2019 Interim Report

For detailed segment operational performance and developments, please take the time to read our latest 10-Q filing, or refer to the Q3 2019 Interim Report posted to the Company website: http://sinoagrofood.investorroom.com/download/Sino-Agro-Food_Q3-2019-Interim-Report.pdf

Earnings Information

Like previous quarters, the Company will provide a written Q & A, this quarter on December 6, 2019.

Please submit questions by email to info@sinoagrofood.com. These will be organized, answered, and posted.

About Sino Agro Food, Inc.

SIAF focuses on high protein food including seafood and cattle. The Company produces, distributes, markets, and sells sustainable seafood and beef to the rapidly growing middle class in China. Activities also include production of organic fertilizer and produce. SIAF is a global leader in developing land based recirculating aquaculture systems (“RAS”), and with its partners is the world's largest producer of sustainable RAS prawns.

Founded in 2006 and headquartered in Guangzhou, the Company had over 325 employees and revenue of USD 141.7 million in 2018. Operations are located in Guangdong, Qinghai, and Hunan provinces, and in Shanghai. Sino Agro Food is a public company listed on OTCQX U.S. Premier in the United.

News and updates about Sino Agro Food, Inc., including key information, are published on the Company’s website (http://www.sinoagrofood.com), the Company’s Facebook page (https://www.facebook.com/SinoAgroFoodInc), and on twitter @SinoAgroFood.

Forward Looking Statements

This release may contain forward-looking statements relating to the business of SIAF and its subsidiary companies. All statements other than historical facts are forward-looking statements, which can be identified by the use of forward-looking terminology such as “believes,” “expects” or similar expressions. These statements involve risks and uncertainties that may cause actual results to differ materially from those anticipated, believed, estimated or expected. These risks and uncertainties are described in detail in our filings with the Securities and Exchange Commission. Forward-looking statements are based on SIAF’s current expectations and beliefs concerning future developments and their potential effects on SIAF. There is no assurance that future developments affecting SIAF will be those anticipated by SIAF. SIAF undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required under applicable securities laws.

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Investor Relations

Peter Grossman

+1 (775) 901-0344

info@sinoagrofood.com

Nordic Countries

+46 (0) 760 495 885

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